UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 29, 2009

BEVERLY HILLS BANCORP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21845	93-1223879
(Commission File Number)	(I.R.S. Employer Identification No.)

23901 Calabasas Road, Suite 1050 Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 223-8084

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement

On February 13, 2009, the Federal Deposit Insurance Corporation (the “FDIC”) and the California Department of Financial Institutions (the “DFI”) jointly issued an Order to Cease and Desist (the “Order”) to First Bank of Beverly Hills (the “Bank”), a wholly owned subsidiary of Beverly Hills Bancorp Inc. (the “Company”). The Order was issued pursuant to a Stipulation and Consent (the “Consent”) to the issuance of the Order by the Bank.

The Order requires the Bank and its “institution-affiliated parties,” as defined under FDIC regulations, to take one or both of the following actions: (i) within 60 days of the effective date of the Order, the Bank must increase its regulatory capital by not less than $70 million and maintain its Tier 1 capital at not less than 8% of total assets; and/or (ii) within 30 days of the effective date of the Order, the Bank must enter into a definitive agreement to merge the Bank with an insured depository institution acceptable to the FDIC and DFI or sell the Bank or control of the Bank to an acquirer or investor acceptable to the FDIC and DFI. The Order also prohibits the Bank from making distributions to its shareholder without the approval of both the FDIC and DFI.

The Order will remain in effect until modified or terminated by the FDIC and the DFI.

The Bank did not admit any wrongdoing in entering into the Consent.

The Company and the Bank are actively attempting to find a merger or acquisition partner for the Bank and/or to raise additional capital. The Company is presently in active negotiations with a potential merger partner. No assurance can be given that the Company will enter into a merger agreement or consummate a merger with this party. Any merger would be subject to a number of closing conditions, including receipt of necessary regulatory approvals

The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions.

Item 2.06	Material Impairments

On January 29, 2009, the Company determined to: (i) add $37.8 million to its allowance for loan losses; (ii) record other-than-temporary impairment charges of $44.8 million against certain securities, primarily private-label mortgage-backed securities; and (iii) establish a 100% valuation allowance against its deferred tax asset. These impairment charges and allowances will be reflected in the Company’s financial results for the quarter ended December 31, 2008.

The additional loan loss allowance primarily resulted from a reduction in valuations on the residential construction and land portfolios, and a weakening economy and real estate market. After the loan loss provision of $37.8 million for the fourth quarter of 2008, the Company’s allowance for loan losses at December 31, 2008 was approximately $31.1 million, or 3.7% of total loans.

To improve its regulatory capital ratios, the Company intends to reduce its total assets, in part through the sale of securities. As a result, the Company has concluded that it does not have the positive ability and intent to hold the securities in unrealized loss positions until the unrealized losses are recovered or the maturity date. Accordingly, the Company recorded impairment charges of $44.8 million to write down the securities to their fair value as of December 31, 2008.

A valuation allowance against a deferred tax asset must be established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has reviewed its deferred tax asset and determined to record a full valuation allowance against this asset, which is estimated to be approximately $68.4 million as of December 31, 2008, including the income tax benefit resulting from the net loss in the fourth quarter of 2008.

Item 8.01	Other Information

The Company has notified the trustees for its trust preferred securities associated with each of its three trust subsidiaries, Wilshire Acquisitions Trust I, Beverly Hills Statutory Trust 2006 and Beverly Hills Statutory Trust II, that it will be electing to exercise its right to defer interest payments on the floating rate junior subordinated debt securities due 2032, 2036 and 2037, respectively (the “Trust Debentures”). Under the terms of each of the Trust Debentures, the Company may defer interest payments for up to 20 consecutive quarters. During the period when interest payments are being deferred, interest continues to accrue at an annual rate equal to the interest in effect for such period and must be paid at the end of the deferral period. Until the Company resumes making interest payments, the Trust Debentures prohibit the Company from: (i) declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock; (ii) making any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu or junior to the Trust Debentures; or (iii) making any payment under any guarantees that rank pari passu or junior to the guarantee on the Trust Debentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEVERLY HILLS BANCORP INC.

By:	/s/ Larry B. Faigin
Larry B. Faigin Chief Executive Officer

Dated: February 18, 2009